Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE		Contact: Joel L. Thomas
(919) 379-4300

August 1, 2013

ALLIANCE ONE INTERNATIONAL, INC. COMPLETES

CERTAIN REFINANCING TRANSACTIONS

•	Completes offering of $735 million of senior secured second lien notes due 2021

•	Amends and restates senior secured revolving credit facility

•	Satisfies conditions to redeem $635 million of senior notes due 2016

•	Satisfies certain conditions in tender offer for 5 1/2% convertible senior subordinated notes

MORRISVILLE, N.C. – (August 1, 2013) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced that it has completed its previously announced offering of $735 million in aggregate principal amount of its 9.875% senior secured second lien notes due 2021 (the “Second Lien Notes”), at a price of 98.000% of the face amount thereof, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons in offshore transactions in reliance on Regulation S under the Securities Act.

Alliance One also announced that the previously announced amendment and restatement of its senior secured revolving credit facility has become effective. As amended and restated, the senior secured revolving credit facility is initially in the amount of approximately $303.9 million, which will automatically reduce to approximately $210.3 million in April 2014, and will mature in April 2017, subject to a springing maturity in April 2014 if by that date the Company has not deposited sufficient amounts to fund the repayment at maturity of all then outstanding 5 1/2% convertible senior subordinated notes due 2014 of the Company (the “Convertible Notes”). Borrowings under the amended and restated senior secured revolving credit facility initially bear interest at an annual rate of LIBOR plus 3.75% and base rate plus 2.75%, as applicable, though the interest rate under the amended and restated senior secured revolving credit facility is subject to increase or decrease according to a consolidated interest coverage ratio.

Alliance One has used a portion of the net proceeds from the offering of the Second Lien Notes to fund the redemption (the “Redemption”) of all $635 million in aggregate principal amount of its outstanding 10% senior notes due 2016 (the “Senior Notes”) pursuant to its previously announced conditional call for redemption on August 2, 2013 of all of its outstanding Senior Notes. The conditions for the Redemption have been satisfied and the Company has taken all steps necessary to effect the Redemption on August 2, 2013. In connection with the Redemption, on August 1, 2013, the Company effected a covenant defeasance of the Senior Notes and the satisfaction and discharge of the indenture governing the Senior Notes.

The Company intends to apply the remaining net proceeds of the offering of Second Lien Notes to fund the purchase of up to $30.0 million in aggregate principal amount of the Convertible Notes pursuant to the Company’s previously announced cash tender offer (the “Tender Offer”), and to pay fees and expenses related to the offering, the Redemption, the Tender Offer and the amendment and restatement of its senior secured revolving credit facility.

The Company further announced that, as a result of these transactions, the Financing Condition and Credit Facility Condition (as such terms are defined in the Company’s Amended Offer to Purchase dated July 30, 2013 with respect to the Tender Offer (the “Offer to Purchase”)) have been satisfied. The Company expects that the Redemption Condition (as defined in the Offer to Purchase) will be satisfied on August 2, 2013.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, securities or an offer to purchase, or a solicitation of an offer to purchase, or a call for redemption of, any securities. Any offer of the Second Lien Notes will be made only by means of a private offering memorandum. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related letter of transmittal, which set forth the complete terms of the Tender Offer. The Second Lien Notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed on June 17, 2013.

About Alliance One

Alliance One International, Inc. is a leading independent leaf tobacco merchant serving the world’s cigarette manufacturers.

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